UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest reported): October 3, 2006

EUROWEB INTERNATIONAL CORP.
(Exact name of registrant as specified in charter)

Delaware	001-12000	13-3696015
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

468 North Camden Drive Suite 256(I) Beverly Hills, CA 90210
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (310) 860-5697

Copies to:
Gregory Sichenzia, Esq.
Stephen M. Fleming, Esq.
Sichenzia Ross Friedman Ference LLP
1065 Avenue of the Americas
New York, New York 10018
Phone: (212) 930-9700
Fax: (212) 930-9725

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

/_/ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

/_/ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

/_/ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

/_/ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into Material Definitive Agreements

Based upon approval of the Company Board of Directors, Euroweb RE Corp (“ERC”), a wholly-owned subsidiary of Euroweb International Corp. (the “Company”) has entered into an Operating Agreement on October 3, 2006 with Avi Raccah, an individual (“Raccah”), to adjust the ownership interest of 846 AR Huntley, LLC, a California limited liability company (the “Huntley LLC”). Mr. Raccah is a third party who formerly owned 100% of the Huntley LLC. The Huntley LLC will develop two multi-family residences, located at 846 Huntley Drive, West Hollywood, California 90069 (the “Huntley Property”). The Huntley LLC shall be owned in equal parts by ERC and Raccah. ERC and Raccah will pursue the Huntley Project as a joint venture under the terms of the Operating Agreement. Yossi Attia, an executive officer and director of the Company, was appointed as the sole manager of the Huntley LLC.

The Huntley LLC purchased the Huntley Property pursuant to a Purchase Agreement dated July 31, 2006 for approximately $1,250,000. The purchase was paid pursuant to an All Inclusive Trust Deed pursuant to which the seller has agreed to carry the financing of the purchase until a substitute loan is obtained. Escrow closed on the Huntley Property on September 11, 2006. Approval for the development of the two multi-family residences was obtained in principal from the City of West Hollywood, and construction is due to commence in or around October 2006.

On October 3, 2006, ERC entered into an Operating Agreement with D’Vora Attia, an individual (“D’Vora”), to adjust the ownership interest of Stanley Hills LLC, a Nevada limited liability company (the “Stanley LLC”). The Stanley LLC will develop three adjacent single family residences located at 2234 and 2240 Stanley Hills Drive and 2214 N. Merrywood Drive, Los Angeles, California 90046 (the “Stanley Property”). ERC owns 66.67% of the outstanding interest of the Stanley LLC. D’Vora owns the remaining interest. D’vora Attia, who owned the Stanley Property prior to the purchase by the Stanley LLC, is the sister of Yossi Attia. The structuring of the Stanley LLC was negotiated as an arm length transaction and was based on a current appraisal received from an independent third party. ERC and D’Vora will pursue the Stanley Property as a joint venture under the terms of the Operating Agreement. The Stanley LLC purchased the Stanley Property pursuant to a Purchase Agreement dated July 1, 2006 for $1,650,000. Yossi Attia, an executive officer and director of the Company, was appointed as the sole manager of the Stanley LLC. Stanley LLC has obtained a letter of intent from a commercial bank to provide the construction loan to the Stanley Project.

On October 3, 2006, ERC entered into a single member Operating Agreement to form Lorraine Properties, LLC, a Nevada limited liability company (the “Lorraine LLC”). The Lorraine LLC will develop two adjacent properties located at 678 and 686 Lorraine Blvd., Los Angeles, California 90005 (the “Lorraine Property”). The Lorraine LLC is owned 100% by ERC. ERC purchased the Lorrain Property from a third Party - Zamir Investments LLC, for an aggregate purchase price of approximately $3,000,000. The Lorraine LLC is undertaking to develop an apartment or condominium building containing up to 17 multifamily units on the Lorraine Property. Yossi Attia, an executive officer and director of the Company, was appointed as the sole manager of the Lorraine LLC.

ERC has entered into agreements in connection with the purchase of property located at 360 N. Harper Ave., Los Angeles, California 90048 (the “Harper Property”). The Harper Property was purchased from Muriel Colman, Trustee of the Muriel Colman Living Trust dated 10/31/98, an unaffiliated third party, for approximately $1,000,000 and Escrow Instructions have been executed. Escrow was closed on September 27, 2006. Further, ERC has entered into a binding Letter of Intent with EastWest Bank dated September 20, 2006 to provide construction financing for a single family residence located on the Harper Property. ERC will directly develop the Harper Property.

Item 9.01 Financial Statement and Exhibits

Exhibit No.	Exhibit Description

10.1	Limited Liability Company Operating Agreement of 846 AR Huntley LLC, a California limited liability company

10.2	Limited Liability Company Operating Agreement of Stanley Hills LLC, a Nevada limited liability company

10.3	Limited Liability Company Operating Agreement of Lorraine Properties, LLC, a Nevada limited liability company

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

EUROWEB INTERNATIONAL CORP.

By:  /s/ Yossi Attia

Name: Yossi Attia
Title: Chief Executive Officer

Date:  October 3, 2006
Beverly Hills, California